EXHIBIT 10.18

                                                              [CONFORMED COPY]





                                   GUARANTY,


                         dated as of January 9, 1997,


                                    made by


                                  ADT LIMITED

                               TABLE OF CONTENTS


Section                                                       Page

                                   ARTICLE I

                                  DEFINITIONS

   1.1.    Certain Terms......................................  1
   1.2.    Credit Agreement Definitions.......................  6

                         ARTICLE II

                     GUARANTY PROVISIONS

   2.1.    Guaranty...........................................  6
   2.2.    Guaranty Absolute, etc.............................  7
   2.3.    Stay of Acceleration, Reinstatement, etc...........  8
   2.4.    Waiver, etc........................................  9
   2.5.    Subrogation........................................  9
   2.6.    Successors, Transferees and Assigns; Transfers
           of Notes, etc...................................... 10
   2.7.    Payments Free and Clear of Taxes, etc.............. 10
   2.8.    Judgment........................................... 12
   2.9.    Consent to Jurisdiction; Waiver of Immunities...... 12

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

   3.1.    Organization, etc.................................. 14
   3.2.    Due Authorization, Non-Contravention, etc.......... 14
   3.3.    Government Approval, Regulation, etc............... 15
   3.4.    Validity, etc...................................... 15
   3.5.    Financial Information.............................. 15
   3.6.    No Material Adverse Change......................... 15
   3.7.    Litigation, Labor Controversies, etc............... 15
   3.8.    Subsidiaries....................................... 16
   3.9.    Ownership of Properties............................ 16
   3.10.   Taxes.............................................. 16
   3.11.   Pension and Welfare Plans.......................... 17
   3.12.   Environmental Warranties........................... 17
   3.13.   Regulations G, U and X............................. 19
   3.14.   No Defaults........................................ 19
   3.15.   Delivery of Organizational Chart................... 20
   3.16.   Accuracy of Information............................ 20
   3.17.   Restricted Payment Basket Amount; Equity Proceeds
           Amount............................................. 21
   3.18.   Restricted Borrower Distributions.................. 21

                          ARTICLE IV

                        COVENANTS, ETC.

   4.1.    Affirmative Covenants.............................. 21
   4.1.1.  Compliance with Laws, etc.......................... 21
   4.1.2.  Maintenance of Properties.......................... 22
   4.1.3.  Insurance.......................................... 22
   4.1.4.  Books and Records.................................. 22
   4.1.5.  Environmental Covenant............................. 23
   4.1.6.  Guaranty Supplements............................... 23
   4.1.7.  Maintenance of Adequate Guarantees................. 23
   4.2.    Negative Covenants................................. 24
   4.2.1.  Business Activities................................ 24
   4.2.2.  Indebtedness....................................... 24
   4.2.3.  Liens.............................................. 27
   4.2.4.  Financial Condition................................ 29
   4.2.5.  Investments........................................ 30
   4.2.6.  Restricted Payments, etc........................... 33
   4.2.7.  Capital Expenditures, etc.......................... 37
   4.2.8.  [Intentionally Omitted.]........................... 37
   4.2.9.  Consolidation, Merger, etc......................... 37
   4.2.10. Asset Dispositions, etc............................ 39
   4.2.11. Modification of Certain Documents.................. 40
   4.2.12. Transactions with Affiliates....................... 40
   4.2.13. Negative Pledges, Restrictive Agreements, etc...... 41
   4.2.14. Accounting Changes................................. 42
   4.2.15. Ability to Amend; Restrictive Agreements........... 43
   4.2.16. [Intentionally Omitted.]........................... 43
   4.2.17. Activities of Certain Subsidiaries................. 43
   4.2.18. Ownership of Certain Subsidiaries.................. 44
   4.2.19. Certain Intercompany Indebtedness.................. 44
   4.2.20. Any Action......................................... 44

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

   5.1.    Loan Document...................................... 44
   5.2.    Binding on Successors, Transferees and Assigns;
           Assignment......................................... 44
   5.3.    Amendments, etc.................................... 45
   5.4.    Addresses for Notices.............................. 45
   5.5.    No Waiver; Remedies................................ 45
   5.6.    Captions........................................... 45
   5.7.    Setoff............................................. 45
   5.8.    Independence of Covenants.......................... 46
   5.9.    Severability....................................... 46
   5.10    Governing Law...................................... 46
   5.11    Waiver of Jury Trial............................... 47

DISCLOSURE SCHEDULE

                                 GUARANTY


            THIS GUARANTY (this "Guaranty"), dated as of January 9, 1997, made by ADT LIMITED, a company organized under the laws of Bermuda ("ADT Limited"), in favor of each of the Lender Parties (as defined below),


                           W I T N E S S E T H:

            WHEREAS, pursuant to a Credit Agreement, dated as of the date hereof (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among ADT Operations, Inc., a Delaware corporation (the "Borrower"), the financial institutions as are or may become parties thereto (collectively, the "Lenders"), The Bank of Nova Scotia ("Scotiabank"), individually and as agent (the "Agent") for the Lenders, the Lenders have extended Commitments to make Credit Extensions to the Borrower; and

            WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, ADT Limited is required to execute and deliver this Guaranty; and

            WHEREAS, ADT Limited has duly authorized the execution, delivery and performance of this Guaranty; and

            WHEREAS, it is in the best interests of ADT Limited to execute this Guaranty inasmuch as ADT Limited will derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement;

            NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to enable the Borrower to obtain more favorable interest rates and terms, ADT Limited agrees, for the benefit of each Lender Party, as follows:


                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

            "ADT Limited" is defined in the preamble.

            "Agent" is defined in the first recital and includes each other Person which may be appointed as any successor agent pursuant to the Credit Agreement.

            "Annual Limit" is defined in subclause (a)(i) of the definition of "Permitted Business Acquisition" in Section 1.1.

            "ASH Transaction" means, collectively, (i) the acquisition by ADT Limited on September 6, 1996 of the entire Capital Stock of ASH pursuant to a stock-for-stock exchange in which the stockholders of ASH received Common Shares and (ii) in connection with such acquisition, (A) the repayment of certain Indebtedness of ASH and its Subsidiaries and (B) the guaranty by ADT Limited of certain Indebtedness of ASH and its Subsidiaries in an aggregate principal amount not exceeding $70,000,000, which Indebtedness remained outstanding following such acquisition, and the assumption by ADT Limited of certain obligations to deliver Common Shares upon the conversion of such Indebtedness.

            "Asset Sale" is defined in Section 4.2.10.

            "Borrower" is defined in the first recital.

            "Business Acquisition" means the acquisition, by purchase or otherwise, of all or substantially all of the assets (or any part of the assets constituting all or substantially all of a business or line of business) of any Person, whether such acquisition is direct or indirect, including through the acquisition of the business of, or Capital Stock of, such Person.

            "Credit Agreement" is defined in the first recital.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by ADT Limited with the written consent of the Agent and the Required Lenders.

            "Equity Proceeds Amount" means, with respect to any proposed Permitted Business Acquisition in excess of the Annual Limit or any addition to Cash Flow in respect of Capital Expenditures in connection with the computation of the Cash Flow Coverage Ratio of ADT Limited,

                  (a)  an amount equal to

                        (i) the aggregate net cash proceeds received by ADT Limited after the Indenture Effective Date from the issuance or sale (other than to a Subsidiary of ADT Limited) of shares of its Capital Stock (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock (other than Redeemable Capital Stock), plus

                        (ii) the aggregate net cash proceeds received by ADT Limited after the Indenture Effective Date (other than from the Borrower or any other Subsidiary of ADT Limited) upon the exercise of options, warrants or rights to purchase shares of Capital Stock of ADT Limited (other than Redeemable Capital Stock), plus

                        (iii) the aggregate net cash proceeds received by ADT Limited after the Effective Date from the issuance or sale (other than to the Borrower or any other Subsidiary of ADT Limited) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Capital Stock of ADT Limited (other than Redeemable Capital Stock), together with the aggregate cash received by ADT Limited at the time of such conversion or exchange, as decreased from time to time by

                  (b) (i)  the amount of each Restricted Payment (as defined under the Senior Note Indenture) made after ADT Limited shall have received the cash proceeds referred to in the preceding clause (a) which, pursuant to the terms of the Senior Note Indenture, decreases the Restricted Payment Basket Amount; provided that any such decrease to the Equity Proceeds Amount shall not result in the Equity Proceeds Amount being less than zero,

                  (ii) the amount expended after the Existing Credit Facility Effective Date on Permitted Business Acquisitions (other than the ASH Transaction to the extent the aggregate consideration therefor did not exceed $425,000,000) in excess of the Annual Limit (or, during the effectiveness of the Existing Credit Facility, the applicable Annual Limits (as defined under the Existing Credit Facility)), and

               (iii) the amount of Capital Expenditures made after the Existing Credit Facility Effective Date with the cash proceeds referred to in the preceding clause (a) and designated as such pursuant to the Compliance Certificate (including any compliance certificate delivered under the Existing Credit Facility) delivered in connection with the Fiscal Quarter in which such Capital Expenditures were paid.

            "Existing Credit Facility Effective Date" means August 23, 1995.

            "Lender Party" means, as the context may require, any Lender, any Issuer or the Agent and each of their respective successors, transferees and assigns.

            "Lenders" is defined in the first recital.

            "Other Taxes" is defined in clause (b) of Section 2.7.

            "Permitted Business Acquisition" means any Business Acquisition of a Core Business, exclusive, however, of (i) acquisitions of Minority Interests and (ii) acquisitions of Capital Stock in any Related Business, so long as

                  (a) the aggregate amount of expenditures of ADT Limited and its Subsidiaries in respect of such Business Acquisition (such amount, the "Subject Amount"), when added to the aggregate amount of all expenditures of ADT Limited and its Subsidiaries in respect of Business Acquisitions during the Fiscal Year in which such Subject Amount would be expended, does not exceed the sum of (i) $130,000,000 (the "Annual Limit") and (ii) the Equity Proceeds Amount, as determined immediately prior to the making of such expenditure, and

                  (b) in the event the Subject Amount (which amount shall include, in the event such Business Acquisition is to be consummated in a series of related transactions, the aggregate amount of all expenditures of ADT Limited and its Subsidiaries in respect of such related transactions) would exceed $50,000,000, the Agent shall have received a certificate executed by the chief financial Authorized Officer of ADT Limited certifying and, if reasonably requested by the Agent, showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Agent) that on a historical pro forma basis (after giving effect to such Business Acquisition and all transactions related thereto (including all Indebtedness that would be assumed or incurred as a result of such acquisition) and all Business Acquisitions consummated prior thereto during the applicable periods thereunder) as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1(a) or 8.1.1(d) of the Credit Agreement (or Section 8.1.1(d) of the Existing Credit Facility), financial statements have been, or are required to have been, delivered by the Borrower, ADT Limited and the Borrower would be in compliance with
            Section 4.2.4 as of the last day of such Fiscal Quarter and
            Section 8.2.3 of the Credit Agreement as of the last day of such Fiscal Quarter (or, if such last day of such Fiscal Quarter is September 30, 1996, Section 8.2.3 of the Existing Credit Facility).

            "Permitted Strategic Holder" means any Person (other than an Affiliate of ADT Limited) whose purchase of Voting Stock is in the best interest of the Subsidiary whose Voting Stock is being purchased (as determined in good faith by the Board of Directors of ADT Limited or a committee thereof, whose determination shall be conclusive and evidenced by a certified written resolution of such Board or committee).

            "Permitted Strategic Sale" means a sale by any Subsidiary of ADT Limited of Voting Stock of any Subsidiary (other than the Borrower or an Intermediate Parent Company) to any Permitted Strategic Holder; provided, however, that (a) after giving effect to such transaction, the aggregate percentage of the Voting Stock of such Subsidiary so sold shall not exceed 19% (or, in the case of any Subsidiary of an Intermediate Parent Company that is required to file a consolidated tax return under United States Federal tax laws and regulations, such lesser percentage as will not cause such Subsidiary to become an unconsolidated subsidiary under such laws and regulations) of all Voting Stock of such Subsidiary outstanding immediately after such sale and
(b) the consideration received in such sale (i) shall be 100% cash (including any cash proceeds received from the sale of securities received in such Permitted Strategic Sale, provided that at the time of such Permitted Strategic Sale, ADT Limited or the relevant Subsidiary has entered into a legally binding agreement for the sale of such securities and such securities are sold within 60 days of such Permitted Strategic Sale) and (ii) shall be not less than the Fair Market Value of the Voting Stock sold (as determined in good faith by the Board of Directors of ADT Limited or a committee thereof, whose determination shall be conclusive and evidenced by a certified written resolution of such Board or committee).

            "Process Agent" is defined in clause (a) of Section 2.9.

            "Restricted Distribution" is defined in Section 4.2.6(a).

            "Restricted Borrower Distribution" is defined in Section 4.2.6(b).

            "Restricted Payment Basket Amount" means, at any date, the amount available on such date under clause (C) of Section 1012(a) of the Senior Note Indenture for the making of Restricted Payments (as defined thereunder).

            "Taxes" is defined in clause (a) of Section 2.7.

            "U.K. Credit Facility" is defined in clause (d)(ii) of Section
4.2.2.

            SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.


                                  ARTICLE II

                              GUARANTY PROVISIONS

            SECTION 2.1. Guaranty. ADT Limited hereby absolutely, unconditionally and irrevocably

                  (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Obligor now or hereafter existing, whether for principal, interest, Reimbursement Obligations, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. Section 502(b) and Section 506(b)); and

                  (b) indemnifies and holds harmless each Lender Party and each holder of a Note for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by such Lender Party or such holder, as the case may be, in enforcing any rights under this Guaranty.

This Guaranty constitutes a guaranty of payment when due and not of collection, and ADT Limited specifically agrees that it shall not be necessary or required that any Lender Party or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of ADT Limited hereunder.

            SECTION 2.2. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower and each other Obligor have been paid in full, all obligations of ADT Limited hereunder shall have been paid in full and all Commitments shall have terminated. ADT Limited guarantees that the Obligations of the Borrower and each other Obligor and their respective Subsidiaries will be paid strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise, without regard (to the fullest extent permitted under applicable law) to any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any Note with respect thereto (and ADT Limited hereby waives to the fullest extent it may do so any right or rights it may have under any such law, regulation or order). Without limiting the generality of the foregoing, the liability of ADT Limited under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

                  (a) any lack of genuineness, validity, legality or enforceability of the Credit Agreement, any Note, any Letter of Credit or any other Loan Document (other than this Guaranty) or of any of the Obligations (other than the Obligations of ADT Limited hereunder);

                  (b) the failure of any Lender Party or any holder of any Note

                        (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Obligor or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any Note, any Letter of Credit, any other Loan Document or otherwise, or

                        (ii) to exercise any right or remedy against any other guarantor (including any other Guarantor) of, or collateral securing, any Obligations of the Borrower or any other Obligor;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Obligor (other than ADT Limited), or any other extension, compromise or renewal of any Obligation of the Borrower or any other Obligor (other than ADT Limited);

                  (d) any reduction, limitation, impairment or termination of the Obligations of the Borrower or any other Obligor (other than ADT Limited) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and ADT Limited hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations of the Borrower, any other Obligor (other than ADT Limited) or otherwise;

                  (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any Note, any Letter of Credit or any other Loan Document (other than this Guaranty);

                  (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty (or any other Guarantee), held by any Lender Party or any holder of any Note securing any of the Obligations of the Borrower or any other Obligor; or

                  (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Obligor, any surety or any other guarantor (or any other Guarantor).

            SECTION 2.3. Stay of Acceleration, Reinstatement, etc. ADT Limited agrees that, if acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, the Notes or any other
Loan Document or of compliance by the Borrower with its obligations under
Section 4.7 of the Credit Agreement is, in either case, stayed upon the occurrence with respect to the Borrower of any Event of Default described in clause (b) or (d) of Section 9.1.9 of the Credit Agreement, all such amounts and obligations otherwise subject to acceleration or compliance under the terms of the Credit Agreement shall nonetheless be payable and performed by ADT Limited hereunder forthwith on demand by the Agent made at the request of the requisite proportion of the Lenders specified in Section 9.3 of the Credit Agreement. ADT Limited agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party or any holder of any Note, upon the insolvency, bankruptcy or reorganization of the Borrower, any other Obligor (other than ADT Limited) or otherwise, all as though such payment had not been made.

            SECTION 2.4. Waiver, etc. ADT Limited hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Obligor and this Guaranty and any requirement that any Agent, any other Lender Party or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any other Obligor or any other Person (including any other guarantor and any other Guarantor) or entity or any collateral securing the Obligations of the Borrower or any other Obligor, as the case may be.

            SECTION 2.5. Subrogation. ADT Limited hereby agrees that it will not exercise any rights which it may now or hereafter acquire against the Borrower or any other Obligor that arise from the existence, payment, performance or enforcement of ADT Limited's obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to participate in any claim or remedy of the Lender Parties against the Borrower or any other Obligor or any collateral which any Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Borrower or any other Obligor, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights, until the Obligations have been paid in full in cash and the Commitments have been terminated. If any amount shall be paid to ADT Limited in violation of the preceding sentence and the Obligations shall not have been paid in cash in full and the Commitments have not been terminated, such amount shall be deemed to have been paid to ADT Limited for the benefit of, and held in trust for, the Lender Parties, and shall forthwith be paid to the Lender Parties to be credited and applied to the Obligations, whether matured or unmatured. ADT Limited acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.

            SECTION 2.6. Successors, Transferees and Assigns; Transfers of Notes, etc. This Guaranty shall:

                  (a) be binding upon ADT Limited, and its successors, transferees and assigns; and

                  (b) inure to the benefit of and be enforceable by the Agent and each other Lender Party.

Without limiting the generality of clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Note or Loan held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Guaranty) or otherwise, subject, however, to the provisions of Section 11.11 and Article X of the Credit Agreement.

            SECTION 2.7. Payments Free and Clear of Taxes, etc. ADT Limited hereby agrees that:

                  (a) Any and all payments made by ADT Limited hereunder shall be made in accordance with Section 5.6 of the Credit Agreement free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party or any holder of a Note, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender Party or such holder, as the case may be, is organized and by any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Domestic Office or LIBOR Office and any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If ADT Limited shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender Party or any holder of a Note

                        (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender Party or such holder, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made,

                        (ii)  ADT Limited shall make such deductions, and

                        (iii) ADT Limited shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) ADT Limited shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "Other Taxes").

                  (c) ADT Limited hereby indemnifies and holds harmless each Lender Party and each holder of a Note for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender Party or such holder, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

                  (d) Within 30 days after the date of any payment of Taxes or Other Taxes, ADT Limited will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof. If no Taxes or Other Taxes are payable in respect of any payment hereunder to any Lender Party or any holder of a Note, ADT Limited will furnish to the Agent upon its reasonable request (which request shall not be made more than once per Fiscal Year) a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes or Other Taxes.

                  (e) Without prejudice to the survival of any other agreement of ADT Limited hereunder, the agreements and obligations of ADT Limited contained in this Section 2.7 shall survive the payment in full of the principal of and interest on the Loans.

            SECTION 2.8. Judgment. ADT Limited hereby agrees that to the fullest extent permitted by applicable law:

                  (a) if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in United States Dollars into another currency, ADT Limited agrees that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase United States Dollars with such other currency on the Business Day preceding that on which final judgment is given; and

                  (b) the obligation of ADT Limited in respect of any sum due from it to any Lender Party or any holder of a Note hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender Party or such holder, as the case may be, of any sum adjudged to be so due in such other currency such Lender Party or such holder, as the case may be, may, in accordance with normal banking procedures, purchase United States Dollars with such other currency; in the event that the United States Dollars so purchased are less than the sum originally due to such Lender Party in United States Dollars, ADT Limited, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless such Lender Party and such holder against such loss, and if the United States Dollars so purchased exceed the sum originally due to such Lender Party or such holder in United States Dollars, such Lender Party or such holder, as the case may be, shall remit to ADT Limited such excess.

            SECTION 2.9. Consent to Jurisdiction; Waiver of Immunities. ADT Limited hereby acknowledges and agrees that:

                  (a) It has irrevocably submitted to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purposes of any action or proceeding arising out of or relating to this Guaranty, and ADT Limited hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. ADT Limited hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. ADT Limited hereby irrevocably appoints Kay, Collyer & Boose (the "Process Agent"), with an office on the date hereof at 1 Dag Hammarskjold Plaza, New York, New York, United States (Attention: Eli Schoenfield), as its agent to receive on behalf of ADT Limited and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to ADT Limited in care of the Process Agent at the Process Agent's above address, and ADT Limited hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, ADT Limited also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to ADT Limited at its address specified on the signature page hereof. ADT Limited hereby agrees that in the event the Process Agent is no longer resident in New York, New York, it shall appoint a successor Process Agent resident in New York, New York reasonably acceptable to the Agent, which successor Process Agent shall thereafter be the Process Agent hereunder. ADT Limited agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Nothing in this Section shall affect the right of any Lender Party or any holder of any Note to serve legal process in any other manner permitted by law or affect the right of any Lender Party or any holder of any Note to bring any action or proceeding against ADT Limited or any of its properties in the courts of any other jurisdictions.

                  (c) To the extent that ADT Limited has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, ADT Limited hereby irrevocably waives, to the fullest extent permitted under applicable law, such immunity in respect of its obligations under this Guaranty.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

            ADT Limited hereby represents and warrants unto each Lender Party as set forth in this Article III.

            SECTION 3.1. Organization, etc. Each of ADT Limited and its Subsidiaries that is an Obligor or a Material Related Party is a company or corporation, as the case may be, duly organized and validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is, to the extent applicable, in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification and where the failure to so qualify or be in good standing would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries taken as a whole. Each of ADT Limited and its Subsidiaries that is an Obligor or a Material Related Party has full power and authority and holds all requisite governmental licenses, permits and other approvals (i) to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where failure to hold such licenses, permits and other approvals would not reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries taken as a whole and (ii) to enter into and perform its obligations under each Loan Document, if any, to which it is a party.

            SECTION 3.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by ADT Limited of this Guaranty and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it, are within ADT Limited's and each such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

                  (a) contravene ADT Limited's or any such Obligor's Organic Documents;

                  (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting ADT Limited or any such Obligor (including the Companies Act 1981 of Bermuda) in any manner that could reasonably be expected (i) to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries taken as a whole, (ii) to impair the ability of any Lender, Issuer or Agent to enforce the Obligations or (iii) to subject any Lender, Issuer or Agent to any liability; or

                  (c) result in, or require the creation or imposition of, any Lien on any of ADT Limited's or any Obligor's properties.

            SECTION 3.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by ADT Limited or any other Obligor of this Guaranty or any other Loan Document to which it is a party. Neither ADT Limited nor any other Obligor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            SECTION 3.4. Validity, etc. This Guaranty constitutes, and each other Loan Document executed by ADT Limited will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of ADT Limited enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights generally and to general principles of equity; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights generally and to general principles of equity.

            SECTION 3.5. Financial Information. The financial statements set forth in the 10-K of ADT Limited for the 1995 Fiscal Year and in the 10-Qs of ADT Limited for the first three Fiscal Quarters of the 1996 Fiscal Year and all financial statements of ADT Limited and its Subsidiaries furnished to the Agent and the Lenders pursuant to clauses (a) and (d) of Section 8.1.1 of the Credit Agreement have, in each case, been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby, as at the dates thereof, and the results of their operations for the periods then ended.

            SECTION 3.6. No Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries taken as a whole.

            SECTION 3.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of ADT Limited, threatened litigation, action, proceeding, or labor controversy affecting ADT Limited or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to materially adversely affect the financial condition, results of operations, business or prospects of ADT Limited and its Subsidiaries, taken as a whole (provided that no representation is being made with respect to the effect on such financial condition, results of operations, business or prospects of any litigation, action or proceeding described in the first two paragraphs under the caption "Certain Litigation Against the Company" in the Preliminary Proxy Statement of ADT Limited filed with the Securities and Exchange Commission on January 8, 1997, provided to the Agent prior to the date hereof, including any amendment to the complaint referred to therein provided to the Agent prior to the Closing Date relating to the scheduling of the special meeting of ADT Limited's shareholders referred to in any such amendment), or which purports to affect the legality, validity or enforceability of this Guaranty, or any other Loan Document, except as disclosed in Item 3.7 ("Litigation") of the Disclosure Schedule.

            SECTION 3.8. Subsidiaries. ADT Limited has no Subsidiaries, except those Subsidiaries

                  (a) which are identified in Item 3.8 ("Existing Subsidiaries") of the Disclosure Schedule; or

                  (b) which are permitted to have been created or acquired in accordance with Section 4.2.5 or 4.2.9.

Without limiting any term or provision hereof, to the extent any Person becomes a Subsidiary of ADT Limited in accordance with (and not in contravention of) any term or provision hereof or of any other Loan Document, ADT Limited may supplement such Item 3.8 of the Disclosure Schedule to include such new Subsidiary by delivering a certificate, signed by an Authorized Officer, certifying (i) as to the name and place of organization of such new Subsidiary, (ii) as to the method by which such new Subsidiary was created and
(iii) that such new Subsidiary was created without contravening any term or provision hereof or of any other Loan Document.

            SECTION 3.9. Ownership of Properties. ADT Limited and each of its Subsidiaries owns good and marketable title to, or valid leases of, all of its properties and assets necessary to conduct its business substantially as currently conducted by it.

            SECTION 3.10. Taxes. ADT Limited and each of its Subsidiaries, and each other Obligor, has filed all material tax returns and reports required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

            SECTION 3.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of the Credit Agreement and prior to the date of any Credit Extension thereunder, no steps have been taken to terminate any Pension Plan which termination could result in the incurrence by ADT Limited or any member of the Controlled Group of any material liability, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by ADT Limited or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 3.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither ADT Limited nor any member of the Controlled Group has any material contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

            SECTION 3.12.  Environmental Warranties.  Except as set forth in
Item 3.12 ("Environmental Matters") of the Disclosure Schedule,

                  (a) all facilities and property (including underlying groundwater) owned or leased by ADT Limited or any of its Subsidiaries have been, and continue to be, owned or leased by ADT Limited and its Subsidiaries in material compliance with all Environmental Laws;

                  (b) there have been no past, and there are no pending or threatened

                        (i) claims, complaints, notices or requests for information received by ADT Limited or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, which could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries, or

                        (ii) complaints, notices or inquiries to ADT Limited or any of its Subsidiaries regarding potential liability under any Environmental Law, which could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries;

                  (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by ADT Limited or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries;

                  (d) ADT Limited and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses, except where the failure to have been issued any such permit, certificate, approval, license or other authorization or to have complied with any of the foregoing would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries;

                  (e) no property now or previously owned or leased by ADT Limited or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up that is reasonably likely to lead to material claims against ADT Limited or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by ADT Limited or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries;

                  (g) neither ADT Limited nor any Subsidiary of ADT Limited has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which is reasonably likely to lead to material claims against ADT Limited or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by ADT Limited or any Subsidiary of ADT Limited that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries; and

                  (i) no conditions exist at, on or under any property now owned or leased (or, to the best knowledge of ADT Limited and its Subsidiaries after due inquiry, any property previously owned or leased) by ADT Limited or any Subsidiary of ADT Limited which would give rise to liability under any Environmental Law or for personal injury or property or other damage, which liability could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries.

            SECTION 3.13. Regulations G, U and X. Neither ADT Limited nor any Subsidiary of ADT Limited is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

            SECTION 3.14. No Defaults. Neither ADT Limited nor any Subsidiary of ADT Limited is in violation of, or in default under, any term or provision of its Organic Documents or any contract, agreement, indenture, instrument, law, governmental regulation or court decree or order applicable to it, such that such violations or defaults in the aggregate would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries, taken as a whole.

            SECTION 3.15. Delivery of Organizational Chart. The Agent has been furnished on or prior to the Effective Date a detailed organizational chart of ADT Limited and all its Subsidiaries (other than Non-Guarantors identified in Item 3.15 ("Existing Subsidiaries") of the Disclosure Schedule that do not conduct any business activities and that do not have assets with a Fair Market Value in excess of $10,000), certified by the chief financial Authorized Officer of ADT Limited. Such chart indicates each Subsidiary of ADT Limited that is or is required to be a Subsidiary Guarantor as of the Effective Date and indicates with respect to each such Subsidiary Guarantor that is a Material Subsidiary, its respective percentages of consolidated gross revenues and consolidated gross assets of the Borrower and its Subsidiaries for the 1995 Fiscal Year.

            SECTION 3.16. Accuracy of Information. (a) All information (other than financial projections) taken as a whole, prepared by ADT Limited, any Subsidiary of ADT Limited or any other Obligor, or any Affiliate of any such Person, or heretofore or contemporaneously furnished by or on behalf of ADT Limited, any Subsidiary of ADT Limited or any other Obligor, or any Affiliate of any such Person, in writing to any Agent or any Lender for purposes of or in connection with this Guaranty, the Credit Agreement or any other Loan Document or any transaction contemplated hereby or thereby (including in connection with the Existing Credit Facility and each Loan Document referred to therein) is, and all other such information (other than financial projections) taken as a whole, hereafter furnished by or on behalf of ADT Limited, any Subsidiary of ADT Limited or any other Obligor, or any Affiliate of any such Person, to any Agent or any Lender will be, true, complete and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of the Credit Agreement by such Agent and such Lender (it being acknowledged that, with respect to any specific financial statement included in such information, such financial statement shall have been true, complete and accurate in every material respect on the date or for the period expressly set forth therein and not necessarily on any other date or for any other period), and such information taken as a whole does not and will not contain any untrue statement of a material fact and is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading, and (b) all financial projections heretofore or contemporaneously furnished by or on behalf of ADT Limited, any Subsidiary of ADT Limited or any other Obligor, or any Affiliate of any such Person, to any Agent or any Lender, have been, and all such financial projections hereafter furnished by or on behalf of ADT Limited, any Subsidiary of ADT Limited or any other Obligor, or any Affiliate of any such Person, to the Agent or any Lender shall be, prepared in good faith based upon reasonable assumptions.

            SECTION 3.17. Restricted Payment Basket Amount; Equity Proceeds Amount. As of September 30, 1996, the Restricted Payment Basket Amount was not greater than $135,000,000 and, as of December 31, 1996, the Equity Proceeds Amount was not greater than $54,000,000.

            SECTION 3.18. Restricted Borrower Distributions. As of September 30, 1996, the amount available for Restricted Borrower Distributions was not greater than $38,000,000.


                                  ARTICLE IV

                                COVENANTS, ETC.

            SECTION 4.1. Affirmative Covenants. ADT Limited covenants and agrees that, until the Covenant Termination Date, ADT Limited will, unless the Required Lenders shall otherwise consent in writing, perform and observe the obligations set forth in this Section.

            SECTION 4.1.1. Compliance with Laws, etc. ADT Limited will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                  (a) except to the extent permitted under Section 4.2.9, the maintenance and preservation by ADT Limited and each of its Subsidiaries that is an Obligor or a Material Related Party of its corporate existence and qualification as a foreign corporation in each jurisdiction where the nature of its business or the location of its assets requires it to be so qualified, except to the extent the failure to maintain and preserve its corporate existence or to be so qualified could not reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries (it being acknowledged that the failure of ADT Limited or the Borrower to maintain and preserve its corporate existence (except as permitted under Section 4.2.9) shall be deemed to have such a material adverse effect); and

                  (b) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

            SECTION 4.1.2. Maintenance of Properties. ADT Limited will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless ADT Limited determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

            SECTION 4.1.3. Insurance. ADT Limited will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of ADT Limited setting forth the nature and extent of all insurance maintained by ADT Limited and its Subsidiaries in accordance with this Section.

            SECTION 4.1.4. Books and Records. ADT Limited will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agent or any of its representatives, at reasonable times and intervals (but not more often than once per Fiscal Quarter, unless an Event of Default shall have occurred and be continuing (in which case, and during such period, each Lender shall have the rights of the Agent under this Section)) to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (provided a representative of ADT Limited or such Subsidiary is given prior notice of, and the opportunity to be present during, such discussion) and, subject to appropriate agreements of confidentiality and to any restrictions imposed under applicable law (including regulations promulgated by the United States Department of Defense), to examine any of its books or other corporate records. ADT Limited shall pay any fees of such independent public accountant incurred in connection with the Agent's or any Lender's exercise of its rights pursuant to this Section. In addition, ADT Limited shall pay the reasonable out-of-pocket expenses arising from the Agent's visit to the offices of ADT Limited or any of its Subsidiaries in connection with the exercise of its rights pursuant to this Section to the extent of one such visit per Fiscal Year.

            SECTION 4.1.5. Environmental Covenant. ADT Limited will, and will cause each of its Subsidiaries to,

                  (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, apply for and keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect where the failure to so keep in effect could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws and in a manner so as to minimize potential liability;

                  (b) immediately notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, which claims or other alleged conditions could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of ADT Limited and its Subsidiaries or the Borrower and its Subsidiaries; and

                  (c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 4.1.5.

            SECTION 4.1.6. Guaranty Supplements. ADT Limited will cause each Material Subsidiary and each Subsidiary subject to a Senior Note Guarantee to be a Guarantor. In furtherance of the foregoing, ADT Limited will, in the event any Person becomes a Material Subsidiary, notify the Agent of such event or condition and will cause such new Material Subsidiary to execute and deliver to the Agent as soon as practicable (but in no event later than thirty days after the occurrence of such event or condition) a Subsidiary Guarantor Guaranty Supplement, together with such certificates and legal opinions as the Agent may reasonably request.

            SECTION 4.1.7. Maintenance of Adequate Guarantees. If at any time the Subsidiary Guarantors subject to the obligations of the Subsidiary Guarantor Guaranty do not account on a consolidated basis for at least 90% of the consolidated gross revenues of the Borrower and its Subsidiaries and at least 90% of the consolidated gross assets of the Borrower and its Subsidiaries (collectively, the "90% Test"), as reflected in the consolidated statement of income and consolidated balance sheet most recently delivered, or required to be delivered, pursuant to Section 8.1.1(a) or 8.1.1(d) of the Credit Agreement, ADT Limited will cause such Non-Guarantors organized under the laws of the United States (or any state thereof or the District of Columbia) as are necessary to meet the 90% Test to execute and deliver to the Agent as soon as practicable (but in no event later than thirty days after the occurrence of such event or condition) a Subsidiary Guarantor Guaranty Supplement, together with such certificates and legal opinions as the Agent may reasonably request.

            SECTION 4.2. Negative Covenants. ADT Limited covenants and agrees that, until the Covenant Termination Date, ADT Limited will not, without the prior written consent of the Required Lenders, do anything prohibited in this Section.

            SECTION 4.2.1. Business Activities. ADT Limited will not, and will not permit any of its Subsidiaries to, engage in any business activity, except for those activities conducted in respect of the Core Businesses and the businesses identified in Item 4.2.1 ("Permitted Existing Business Activities") of the Disclosure Schedule, and such activities as may be incidental or related thereto; provided, however, that ADT Limited will not be in default in the observance of this Section 4.2.1 if, as part of the acquisition of a Core Business, ADT Limited or its applicable Subsidiary acquires a business or assets that would not constitute, or be included in, a Core Business, so long as (i) the primary purpose of such acquisition was the acquisition of such Core Business, which acquisition could not have been consummated on as commercially attractive terms without the acquisition of such other business or assets,
(ii) not less than 70% of the assets acquired pursuant to such acquisition related at the time of such acquisition to such Core Business, (iii) ADT Limited or such applicable Subsidiary is diligently pursuing the sale of such other business or assets and (iv) such business or assets do not have, and could not reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or operations of ADT Limited and its Subsidiaries taken as a whole.

            SECTION 4.2.2. Indebtedness. ADT Limited will not, and will not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                  (a)  Indebtedness in respect of the Obligations hereunder;

                  (b) Indebtedness in respect of the Senior Note Guarantees, the Senior Subordinated Note Guarantees and the LYONs Guarantee to the extent the guarantor under any such Senior Note Guarantee, Senior Subordinated Note Guarantee or LYONs Guarantee is subject to a Guarantee that is in full force and effect with respect to Indebtedness in respect of the Obligations;

                  (c)  Indebtedness existing as of June 30, 1995; provided that
            (i) such Indebtedness having a principal amount in excess of $3,000,000 is identified in Item 4.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule and (ii) true and correct copies of any indenture or agreement governing such Indebtedness having a principal amount in excess of $10,000,000 have been provided to the Agent;

                  (d) (i)  Indebtedness of ADT Canada, Inc., a Wholly Owned
            Subsidiary of ADT Limited organized under the laws of Ontario, incurred for working capital purposes in an aggregate amount not to exceed at any time outstanding Canadian $75,000,000 and guarantees thereof by ADT Limited or any of its Subsidiaries and (ii) Indebtedness of ADT Finance plc, a Wholly Owned Subsidiary of ADT Limited organized under the laws of England, in an aggregate amount not to exceed at any time outstanding Pound Sterling90,000,000 and guarantees thereof by ADT Limited, ADT (UK) Holdings Limited, each Subsidiary of ADT (UK) Holdings Limited and each other Subsidiary of ADT Limited (other than an Intermediate Parent Company, the Borrower, any Subsidiary of the Borrower or any other Subsidiary of ADT Limited which conducts the major portion of its business in the United States or substantially all of the property or assets of which are located in the United States) (the agreements governing the Indebtedness and guarantees described in this subclause (ii) being herein collectively referred to as the "U.K. Credit Facility");

                  (e) obligations of ADT Limited or any of its Subsidiaries pursuant to Hedging Arrangements designed to protect ADT Limited or any of its Subsidiaries against fluctuations in interest rates in respect of Indebtedness of ADT Limited or such Subsidiary and not entered into for purposes of speculation;

                  (f) obligations of ADT Limited or any of its Subsidiaries pursuant to Hedging Arrangements designed to protect ADT Limited or any of its Subsidiaries against fluctuations in currency values and entered into in the ordinary course of business and not for purposes of speculation;

                  (g) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect of obligations of Persons other than ADT Limited or any of its Subsidiaries);

                  (h) Indebtedness in respect of Capitalized Lease Liabilities and Indebtedness ("Capex Indebtedness") incurred to finance the construction or acquisition of assets permitted to be acquired or constructed pursuant to Section 4.2.7, to the extent a Capitalized Lease Liability (assuming for the purposes of this clause only that Capex Indebtedness constitutes a Capitalized Lease Liability) could have been incurred under Section 4.2.7;

                  (i) Indebtedness of Subsidiaries of ADT Limited owing to ADT Limited;

                  (j) Indebtedness of Wholly Owned Subsidiaries of ADT Limited owing to Wholly Owned Subsidiaries of ADT Limited (other than the Borrower and the Subsidiary Guarantors);

                  (k)  Indebtedness of Wholly Owned Subsidiaries of ADT
            Limited (other than the Intermediate Parent Companies) owing to the Borrower or any Subsidiary Guarantor in an aggregate amount not to exceed at any time outstanding $175,000,000;

                  (l) Indebtedness of ADT Limited owing to Wholly Owned Subsidiaries of ADT Limited in an aggregate amount not to exceed at any time outstanding $75,000,000;

                  (m) Indebtedness consisting of guarantees, surety or performance bonds or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

                  (n) Indebtedness in respect of surety bonds and performance bonds provided in the ordinary course of business;

                  (o) Indebtedness which refinances Indebtedness permitted by clauses (b), (c), (d) and (h) above; provided, however, that after giving effect to such refinancing, (i) the principal amount of outstanding Indebtedness is not increased, (ii) in the case of clauses (b) and (c) above, neither the tenor nor the average life thereof is reduced, (iii) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced, (iv) except in the case of clause (d)(ii) above, the security for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness), (v) the holders of refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome to the obligor or obligors than those contained in the Indebtedness being refinanced and (vi) the refinancing Indebtedness is subordinated to the same degree as the Indebtedness being refinanced;

                  (p) Indebtedness in respect of the Preference Shares and Exchangeable Preference Shares outstanding on the Existing Credit Facility Effective Date; and

                  (q) other Indebtedness of ADT Limited and its Subsidiaries to the extent that the amount of such Indebtedness outstanding at any time, when added (without duplication) to the aggregate amount of Indebtedness outstanding at such time under clause (s) of
            Section 8.2.2 of the Credit Agreement, does not exceed $75,000,000;

provided, however, that (i) no Indebtedness otherwise permitted by clauses (i),
(k) and (q) shall be permitted if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing and (ii) no Indebtedness permitted by clause (i) or (k) shall be permitted unless evidenced by promissory notes or other written loan documents that provide that the Indebtedness evidenced thereby may not be forgiven or satisfied for any consideration other than payment in full in cash at par.

            SECTION 4.2.3. Liens. ADT Limited will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including Capital Stock of Subsidiaries of ADT Limited), whether now owned or hereafter acquired, except:

                  (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

                  (b) Liens granted prior to the Existing Credit Facility Effective Date to secure payment of Indebtedness of the type permitted and described in clause (c) of Section 4.2.2 and clause
            (f) of Section 8.2.2 of the Credit Agreement and Liens securing refinancings thereof permitted by clause (o) of Section 4.2.2 and clause (r) of Section 8.2.2 of the Credit Agreement, respectively;

                  (c) (i)  Liens granted to secure payment of Indebtedness of the type permitted and described in clause (h) of Section 4.2.2 and clause (k) of Section 8.2.2 of the Credit Agreement and covering only those assets acquired with the proceeds of such Indebtedness and Liens with respect to such assets securing refinancings of such Indebtedness permitted by clause (o) of
            Section 4.2.2 and clause (r) of Section 8.2.2 of the Credit Agreement, respectively and (ii) Liens granted to secure obligations under the U.K. Credit Facility and covering only assets of the obligors and guarantors thereunder and Liens with respect to such assets securing refinancings of such Indebtedness permitted by clause (o) of Section 4.2.2;

                  (d) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (f) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (g) judgment Liens (i) in an aggregate amount not in excess of $15,000,000, (ii) as to which enforcement proceedings shall not have commenced and there shall not have been a period of 30 consecutive days during which such judgment was not stayed or
            (iii) the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

                  (h) Liens with respect to assets of a Subsidiary of ADT Limited (other than the Borrower) granted to secure Indebtedness owing to the Borrower or a Wholly Owned Subsidiary of the Borrower that is a Guarantor;

                  (i) Liens with respect to assets of a Subsidiary of ADT Limited (other than the Borrower or any of its Subsidiaries or an Intermediate Parent Company) granted to secure Indebtedness owing to ADT Limited or a Wholly Owned Subsidiary of ADT Limited;

                  (j) Liens (i) existing at the time that a Person becomes a Subsidiary of ADT Limited in a transaction permitted hereunder or
            (ii) assumed in connection with an acquisition of assets permitted hereunder; provided, however, that any such Lien covers only assets that were subject to such Lien prior to the related transaction and was not created, assumed or incurred in contemplation of such transaction;

                  (k) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of ADT Limited or any of its Subsidiaries and incurred in the ordinary course of business;

                  (l) the Lien inherent in the right of any bank to set off deposits against debts owed to such bank;

                  (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (n) Liens arising by operation of law incurred in the ordinary course of business and which Liens, singly or in the aggregate, do not interfere in any material respect with the business of ADT Limited or any of its Subsidiaries; and

                  (o) other Liens securing Indebtedness in an aggregate amount not to exceed $15,000,000 at any time outstanding.

            SECTION 4.2.4.  Financial Condition.  ADT Limited will not permit:

                  (a) its Stockholders' Equity to be at any time less than the sum, at such time, of (i) $1,134,300,000 plus (ii) 50% of the Net Income of ADT Limited for each Fiscal Year commencing with the 1995 Fiscal Year (less, for each such Fiscal Year, cash dividends on Preference Shares to the extent permitted hereunder) as shall have been completed on or prior to such time (in each case with no reduction for net losses, if any, for such Fiscal Year);

                  (b) its Cash Flow Coverage Ratio, as at the end of any Fiscal Quarter, to be less than 1.5 to 1.0;

                  (c) its Debt to Total Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.5 to 1.0.

            SECTION 4.2.5. Investments. ADT Limited will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                  (a) (i) Investments existing on June 30, 1995 and identified in Item 4.2.5(a) ("Ongoing Investments") of the Disclosure Schedule and (ii) Investments acquired in the ASH Transaction (including the sale of such Investments by ADT Limited to ADT (UK) Holdings Limited, the sale of certain of such Investments by ASH and its Subsidiaries to the Borrower and its Subsidiaries and the sale by ADT Business Holdings, Inc. to Sonitrol Management Corp. of all of the Capital Stock of Mid-Atlantic Security, Inc., in each case prior to the date hereof);

                  (b)  Cash Equivalent Investments and High Quality
            Investments;

                  (c) without duplication, Investments permitted as Indebtedness pursuant to Section 4.2.2 or Section 8.2.2 of the Credit Agreement;

                  (d) without duplication, Investments permitted as Capital Expenditures pursuant to Section 4.2.7;

                  (e) Investments by way of contributions to capital by ADT Limited or any of its Subsidiaries to any Wholly Owned Subsidiary of ADT Limited to the extent the Person making such Investment would be allowed to make and maintain a loan or advance to such Wholly Owned Subsidiary under Section 4.2.2 or Section 8.2.2 of the Credit Agreement; provided that, solely for purposes of determining under this Section 4.2.5 or Section 4.2.2 or under
            Section 8.2.2 of the Credit Agreement whether such Person may make and maintain any such loan or advance, the aggregate amount of Investments pursuant to this clause (e) shall be taken into account as if such Investments were a loan or advance;

                  (f) loans or advances to, or guarantees on behalf of, employees of ADT Limited or any of its Subsidiaries made in the ordinary course of business not to exceed at any time $500,000 per employee or $5,000,000 in the aggregate for all such employees;

                  (g)  Investments which are Permitted Business Acquisitions;

                  (h) accounts arising from sales of goods or services on trade credit terms in the ordinary course of business of ADT Limited and its Subsidiaries;

                  (i) negotiable instruments held for collection, lease, utility and other similar deposits, or stock, obligations or securities received in settlement of debts owing to ADT Limited or any of its Subsidiaries as a result of a composition or readjustment of debt or a reorganization of any debtor or ADT Limited or any of its Subsidiaries or of foreclosure, perfection or enforcement of any Lien, in each case as to debt that arose in the ordinary course of business;

                  (j) Investments consisting of non-cash consideration received in the sale or other disposition of assets or Capital Stock effected in compliance with Section 4.2.10;

                  (k) (i)  the exchange of Common Shares for Non-Voting
            Exchangeable Shares (and payment of cash in lieu of fractional shares) pursuant to the terms of Non-Voting Exchangeable Shares as in effect on the Existing Credit Facility Effective Date and (ii) the acquisition of Common Shares to the extent (A) the acquisition of such Common Shares is not prohibited by any provision hereof or of any other Loan Document (including Section 4.2.6(a)) and (B) the aggregate number of Common Shares held by Subsidiaries of ADT Limited does not exceed at any time nine percent of the Voting Stock of ADT Limited outstanding at such time;

                  (l) the obligation of ADT Limited to exchange Common Shares for LYONs (and payment of cash in lieu of fractional shares) pursuant to the terms of the LYONs Indenture in effect on the Existing Credit Facility Effective Date;

                  (m) Investments in any Wholly Owned Subsidiary of ADT Limited that provides insurance in the ordinary course of business and on reasonable terms solely to ADT Limited or any of its Subsidiaries for the purpose of insuring ADT Limited or such Subsidiary against liability that would not be covered by insurance policies required to be maintained pursuant to Section
            4.1.3 as a result of reasonable and customary deductibles thereunder, to the extent such Investments are necessary or appropriate to maintain such insurance;

                  (n) advances or loans made in connection with Hedging Arrangements permitted hereunder or under the Credit Agreement; and

                  (o) other Investments of a type not otherwise permitted pursuant to the immediately preceding clauses, including Investments in Minority Interests and Related Businesses, to the extent the aggregate amount of such Investments, when added (without duplication) to the aggregate amount expended since the Existing Credit Facility Effective Date in connection with Business Acquisitions permitted under clause (f) of Section 4.2.9 (or clause (f) of Section 4.2.9 of the ADT Limited Guaranty (as defined in the Existing Credit Facility)), does not exceed at any one time $25,000,000;

provided, however, that

                  (i) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" or "High Quality Investment", as the case may be, may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

                  (ii) Investments made by the Borrower and the Subsidiary Guarantors after the Existing Credit Facility Effective Date in Subsidiaries of ADT Limited (other than the Borrower and the Subsidiary Guarantors) may not exceed in the aggregate at any time $175,000,000;

                  (iii) no Investment otherwise permitted by clause (g) shall be permitted to be made if an Event of Default described in
            Section 9.1.1, 9.1.3 (to the extent resulting from a default in the observance of any obligation under Section 4.2.4 or Section
            8.2.3 of the Credit Agreement), 9.1.5 or 9.1.9 of the Credit Agreement shall have occurred and be continuing or would occur upon giving effect thereto;

                  (iv)  no Investment otherwise permitted by clause (e), (f),
            (m) or (o) shall be permitted to be made if an Event of Default shall have occurred and be continuing or would occur upon giving effect thereto; and

                  (v) without limiting any of the restrictions set forth in this Section 4.2.5, no Investment shall be permitted to be made if such Investment would not be permitted by the terms of the Senior
            Note Indenture.

            SECTION 4.2.6. Restricted Payments, etc. (a) ADT Limited will not, and will not permit any of its Subsidiaries to, directly or indirectly,

                  (i) declare or pay any dividend on, or make any distribution to holders of, any shares of Capital Stock of ADT Limited (other than dividends or distributions payable in shares of Capital Stock of ADT Limited or in rights, warrants or options to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock, provided that dividends on Redeemable Capital Stock may be paid in shares of such Redeemable Capital Stock),

                  (ii) purchase, redeem, retire or otherwise acquire for value, or make any payment on account of the purchase, redemption, retirement or other acquisition for value of, any Capital Stock of ADT Limited or any warrants, rights or options to purchase or acquire any such Capital Stock, or

                  (iii) declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of any Subsidiary of ADT Limited (other than (A) with respect to any such Capital Stock held by ADT Limited or any of its Wholly Owned Subsidiaries or (B) with respect to the Voting Stock of any Subsidiary, made on a pro rata basis, consistent with the ownership interests in such Voting Stock, to the owners of such Voting Stock) or purchase, redeem or otherwise acquire or retire for value, or make any payment on account of the purchase, redemption, retirement or other acquisition for value of, any outstanding Capital Stock of any Subsidiary of ADT Limited (other than any such Capital Stock held by ADT Limited or any of its Wholly Owned Subsidiaries) or any warrants, rights or options to purchase or acquire any such outstanding Capital Stock

(such payments or any other actions described in (but not excluded from) the foregoing clauses (i) thorough (iii) being herein referred to as "Restricted Distributions"), unless such Restricted Distribution would be permitted by the terms of the Senior Note Indenture as in effect on the Existing Credit Facility Effective Date; provided, however, that

                  (x) no Restricted Distribution otherwise permitted pursuant to this Section 4.2.6(a) (other than any exchange of shares of the Capital Stock of BAA plc for Exchangeable Preference Shares pursuant to the terms of the Bye-Laws of ADT Limited as in effect on the Existing Credit Facility Effective Date, the payment of any Restricted Distribution within 60 days after the date of declaration thereof, if at such date of declaration such declaration was permitted hereunder, and any exchange of shares of Non-Voting Exchangeable Shares for Common Shares in accordance with the terms of the Articles of Incorporation of ADT Finance Inc. as in effect on the Existing Credit Facility Effective Date) shall be permitted if an Event of Default (including a default in the observance by the Borrower of its obligations under clause (a) of Section 8.2.3 of the Credit Agreement) shall have occurred and be continuing or would occur upon giving effect to such Restricted Distribution; and

                  (y) no Restricted Distribution otherwise permitted pursuant to this Section 4.2.6(a) shall be permitted if such Restricted Distribution would, pursuant to the terms of the Senior Note Indenture, decrease the Restricted Payment Basket Amount to an amount which is less than the excess of (1) the sum of (A) the aggregate amount expended on Permitted Business Acquisitions (other than the ASH Transaction to the extent the aggregate consideration therefor did not exceed $425,000,000) after the Existing Credit Facility Effective Date in excess of the applicable Annual Limits (or, during the effectiveness of the Existing Credit Facility, the applicable Annual Limits (as defined under the Existing Credit Facility)) and (B) the aggregate amount of Capital Expenditures made after the Existing Credit Facility Effective Date with the cash proceeds referred to in clause (a) of the definition of Equity Proceeds Amount and designated as such pursuant to the Compliance Certificate (including any compliance certificate delivered under the Existing Credit Facility) delivered in connection with the Fiscal Quarter in which such Capital Expenditures were paid over (2) the portion (if any) of such sum which resulted in a decrease of the Restricted Payment Basket Amount.

            (b) ADT Limited will not, and will not permit any of its Subsidiaries to, directly or indirectly,

                  (i) declare or pay any dividend on, or make any distribution to holders of, any shares of Capital Stock of the Borrower (other than (A) dividends or distributions payable in shares of Capital Stock of the Borrower or in rights, warrants or options to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock, provided that dividends on Redeemable Capital Stock may be paid in shares of such Redeemable Capital Stock and (B) the dividend of the Dividended Note), or

                  (ii) purchase, redeem, retire or otherwise acquire for value, or make any payment on account of the purchase, redemption, retirement or other acquisition for value of, any Capital Stock of the Borrower or any warrants, rights or options to purchase or acquire any such Capital Stock

(such payments or any other actions described in (but not excluded from) the foregoing clauses (i) and (ii) being herein referred to as "Restricted Borrower Distributions"), unless the amount of such Restricted Borrower Distribution (which amount, in the case of a Restricted Borrower Distribution to be made in property, shall equal the Fair Market Value thereof (as determined, in the case of any property with an aggregate value in excess of $15,000,000, in good faith by the Board of Directors of the Borrower, whose determination shall be evidenced by a certified written resolution of such Board)), when added to the aggregate amount of all such Restricted Borrower Distributions declared since the Existing Credit Facility Effective Date, would not exceed 50% of the aggregate Net Income of the Borrower accrued on a cumulative basis during the period (taken as one accounting period) from the Existing Credit Facility Effective Date to the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1(a) or 8.1.1(d) of the Credit Agreement (or Section 8.1.1(d) of the Existing Credit Facility), financial statements have been delivered to the Agent on or prior to the date of the proposed Restricted Borrower Distribution; provided, however, that no Restricted Borrower Distribution otherwise permitted pursuant to this Section 4.2.6(b) shall be permitted if an Event of Default (including a default in the observance by the Borrower of its obligations under clause (a) of Section
8.2.3 of the Credit Agreement) shall have occurred and be continuing or would occur upon giving effect to such Restricted Borrower Distribution.

            (c) ADT Limited will not, and will not permit any of its Subsidiaries to, directly or indirectly,

                  (i) make any payment of interest on the Senior Notes or any Subordinated Debt (other than Subordinated Debt originally issued to ADT Limited or a Wholly Owned Subsidiary of ADT Limited (or otherwise acquired by ADT Limited or such Wholly-Owned Subsidiary, to the extent that the consideration paid by ADT Limited or a Wholly-Owned Subsidiary resulted in a decrease of the Restricted Payment Basket Amount) and held by ADT Limited or a Wholly Owned Subsidiary of ADT Limited) on any day other than the date such payment is required to be made as set forth in the Senior Notes, the Senior Note Indenture, the Senior Subordinated Note Indenture, the LYONs, the LYONs Indenture or the other documents and instruments memorializing such Subordinated Debt, or which, in the case of any Subordinated Debt (including Subordinated Debt held by ADT Limited or a Wholly Owned Subsidiary of ADT Limited), would violate the subordination provisions thereof; or

                  (ii) make any payment or prepayment of principal of, or redeem, purchase, repurchase or defease, the Senior Notes or any Subordinated Debt (other than Subordinated Debt originally issued to ADT Limited or a Wholly Owned Subsidiary of ADT Limited (or otherwise acquired by ADT Limited or such Wholly-Owned Subsidiary, to the extent that the consideration paid by ADT Limited or such Wholly-Owned Subsidiary resulted in a decrease of the Restricted Payment Basket Amount) and held by ADT Limited or a Wholly Owned Subsidiary of ADT Limited, except, prior to the occurrence of a Permitted Auction Business Sale, Subordinated Debt in respect of the Dividended Note) on any day other than the date any such payment, prepayment, redemption or repurchase is required to be made as set forth in Sections 1010 and 1016 of the Senior Note Indenture, Sections 1010 and 1016 of the Senior Subordinated Note Indenture, Section 3.09 of the LYONs Indenture or in the other documents and instruments memorializing the Senior Notes or such Subordinated Debt, or which, in the case of any Subordinated Debt (including Subordinated Debt held by ADT Limited or a Wholly Owned Subsidiary of ADT Limited), would violate the subordination provisions thereof; provided, however, that ADT Limited and its Subsidiaries may, to the extent the subordination provisions of the Senior Subordinated Note Indenture, the LYONs Indenture or any other document or instrument memorializing Subordinated Debt would not be violated thereby, make any payment or prepayment of principal of, or redeem or repurchase, the Senior Notes or any Subordinated Debt if permitted by the terms of the Senior Note Indenture; provided further, however, that no payment, prepayment, redemption or repurchase otherwise permitted pursuant to the immediately preceding proviso shall be permitted if (x) an Event of Default shall have occurred and be continuing or would occur upon giving effect to such payment, prepayment, redemption or repurchase or (y) such payment, prepayment, redemption or repurchase would, pursuant to the terms of the Senior Note Indenture, decrease the Restricted Payment Basket Amount to an amount which is less than the excess of (1) the sum of (A) the aggregate amount expended on Permitted Business Acquisitions (other than the ASH Transaction to the extent the aggregate consideration therefor did not exceed $425,000,000) after the Existing Credit Facility Effective Date in excess of the applicable Annual Limits (or, during the effectiveness of the Existing Credit Facility, the applicable Annual Limits (as defined under the Existing Credit Facility)) and
            (B) the aggregate amount of Capital Expenditures made after the Existing Credit Facility Effective Date with the cash proceeds referred to in clause (a) of the definition of Equity Proceeds Amount and designated as such pursuant to the Compliance Certificate (including any compliance certificate delivered under the Existing Credit Facility) delivered in connection with the Fiscal Quarter in which such Capital Expenditures were paid over
            (2) the portion (if any) of such aggregate amount which resulted in a decrease of the Restricted Payment Basket Amount.

            SECTION 4.2.7. Capital Expenditures, etc. ADT Limited will not, and will not permit any of its Subsidiaries to, make Capital Expenditures, except (i) Capital Expenditures in connection with conducting the Core Businesses and (ii) Capital Expenditures incurred in respect of Business Acquisitions permitted under Sections 4.2.5 and 4.2.9; provided, however, that no Capitalized Lease Liabilities otherwise permitted to be incurred pursuant to this Section shall be permitted to be incurred if the aggregate amount of all such Capitalized Lease Liabilities incurred during any Fiscal Year would exceed $30,000,000.

            SECTION 4.2.8.  [Intentionally Omitted.]

            SECTION 4.2.9. Consolidation, Merger, etc. ADT Limited will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, or amalgamate or consolidate with, or merge into or with, any other Person, or otherwise enter into or consummate any Business Acquisition not constituting an Investment, except

                  (a) any Subsidiary of ADT Limited that is a direct or indirect parent of the Borrower may liquidate or dissolve voluntarily into, and may amalgamate or consolidate with or merge into, ADT Limited or any Wholly Owned Subsidiary of ADT Limited that is an indirect parent of the Borrower, and any assets or Capital Stock of any Subsidiary of ADT Limited that is an indirect parent of the Borrower may be purchased or otherwise acquired by ADT Limited or any Wholly Owned Subsidiary of ADT Limited that is an indirect parent of the Borrower;

                  (b) any Subsidiary of the Borrower may liquidate or dissolve voluntarily into, and may merge with or into, the Borrower or any Wholly Owned Subsidiary of the Borrower, and any assets or Capital Stock of any Subsidiary of the Borrower may be purchased or otherwise acquired by the Borrower or any Wholly Owned Subsidiary of the Borrower;

                  (c) any Non-Guarantor that is not a Subsidiary of the Borrower may liquidate or dissolve voluntarily into, and may merge with or into, ADT Limited or any Wholly Owned Subsidiary of ADT Limited, and any assets or Capital Stock of any such Non-Guarantor may be purchased or otherwise acquired by ADT Limited or any Wholly Owned Subsidiary of ADT Limited;

                  (d) ADT Limited may (i) amalgamate with or merge with or into a newly-formed corporation having no assets or liabilities, which amalgamation or merger shall be solely for the purpose of reincorporating ADT Limited under the laws of Canada or any political subdivision thereof, the United Kingdom or any political subdivision thereof or the United States of America, any state thereof or the District of Columbia or (ii) continue, redomesticate or otherwise become subject to the laws of a jurisdiction other than Bermuda, to the same extent as if it had been incorporated in such jurisdiction; provided, however, that in the case of clauses (i) and (ii) above, (A) the surviving entity shall be a corporation duly organized and validly existing under the laws of Canada or any political subdivision thereof, the United Kingdom or any political subdivision thereof or the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the obligations of ADT Limited hereunder and this Guaranty shall remain in full force and effect; (B) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (C) immediately after giving effect to such transaction, Stockholders' Equity of the surviving entity is at least equal to the Stockholders' Equity of ADT Limited immediately before such transaction less customary and reasonable transaction costs; (D) each Guarantor, unless it is the other party to the transactions described above, shall have confirmed that its Guaranty shall remain in full force and effect; and (E) the surviving entity shall have delivered, or caused to be delivered, to the Lenders an officers' certificate and an opinion of counsel, each stating that this provision has been complied with and that all conditions precedent herein provided for relating to such transaction have been satisfied;

                  (e) ADT Limited or any Subsidiary of ADT Limited may enter into or consummate any Permitted Business Acquisition; and

                  (f) ADT Limited or any Subsidiary of ADT Limited may enter into or consummate any Business Acquisition of a Related Business to the extent the aggregate amount of expenditures of ADT Limited and its Subsidiaries in respect of such Business Acquisition, when added (without duplication) to (i) the aggregate amount of all expenditures of ADT Limited and its Subsidiaries in respect of Business Acquisitions made pursuant to this clause (f) (or clause
            (f) of Section 4.2.9 of the ADT Limited Guaranty (as defined in the Existing Credit Facility)) since the Existing Credit Facility Effective Date and (ii) the aggregate amount of Investments outstanding under clause (o) of Section 4.2.5, does not exceed $25,000,000.

            SECTION 4.2.10. Asset Dispositions, etc. ADT Limited will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable, Capital Stock of Subsidiaries of ADT Limited and other Investments) to any Person (an "Asset Sale"), unless

                  (a)  such Asset Sale is permitted by Section 4.2.9; or

                  (b) such Asset Sale is a Permitted Strategic Sale or Permitted Auction Business Sale; or

                  (c) with respect to assets other than the Capital Stock of the Borrower and any Intermediate Parent Company

                        (i) such Asset Sale is in the ordinary course of business; or

                        (ii) (A) if such Asset Sale consists of the sale or transfer of the Capital Stock of a Subsidiary of ADT Limited, all but not less than all of the Capital Stock of such Subsidiary is so sold or transferred, (B) such Asset Sale is for not less than the Fair Market Value of the assets sold (as determined in good faith by the Board of Directors of ADT Limited or a committee thereof, whose determination shall be evidenced by a certified written resolution of such Board or such committee) and the consideration received by ADT Limited or the relevant Subsidiary in respect of such Asset Sale (other than in connection with a sale or disposition of the Capital Stock of Nu-Swift plc held by ADT Limited on the Effective Date) consists of at least 75% cash (including any cash proceeds received from the sale of securities received in such Asset Sale, provided that at the time of such Asset Sale, ADT Limited or the relevant Subsidiary has entered into a legally binding agreement for the sale of such securities and such securities are sold within sixty days of such Asset
                  Sale), or Cash Equivalent Investments and (C) the net book value of such assets, together with the net book value of all other assets subject to an Asset Sale permitted under this clause (ii) (or clause (c)(ii) of Section 4.2.10 of the ADT Limited Guaranty (as defined in the Existing Credit Facility)) since the Existing Credit Facility Effective Date, does not exceed $130,000,000; or

                  (d) each party to such Asset Sale is either ADT Limited or a Subsidiary of ADT Limited (other than the Borrower, any Subsidiary Guarantor or any Intermediate Parent Company); or

                  (e) all parties to such Asset Sale are either the Borrower or a Subsidiary Guarantor.

            SECTION 4.2.11. Modification of Certain Documents. ADT Limited will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the Senior Notes, any Subordinated Debt (including Subordinated Debt in respect of the Dividended Note, but excluding other Subordinated Intercompany Debt), or any document or instrument evidencing or applicable thereto (including the Senior Note Indenture, the Senior Subordinated Note Indenture and the LYONs Indenture), other than any amendment, supplement or other modification which extends the date or reduces the amount of any required repayment or redemption or which does not adversely affect any of the Lender Parties.

            SECTION 4.2.12. Transactions with Affiliates. ADT Limited will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to ADT Limited or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of ADT Limited or such Subsidiary with a Person which is not one of its Affiliates; provided, however, that the foregoing restriction shall not apply to (i) any arrangement or contract between or among ADT Limited, the Borrower or any Guarantor that is a Wholly Owned Subsidiary of the Borrower or (ii) any other arrangement expressly permitted hereunder.

            SECTION 4.2.13. Negative Pledges, Restrictive Agreements, etc. ADT Limited will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Guaranty and any other Loan Document)

                  (a) prohibiting the creation or assumption of any Lien to secure the Obligations upon its properties, revenues or assets, whether now owned or hereafter acquired; or

                  (b) restricting the ability of any such Subsidiary to make any payments, directly or indirectly, to ADT Limited by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to ADT Limited;

except

                        (i) (A)  any indenture or agreement governing
                  Indebtedness permitted by clause (b), (c) or (d)(i) of
                  Section 4.2.2 or clause (b), (c), (d), (e), (f) or (g) of
                  Section 8.2.2 of the Credit Agreement, as in effect on the Existing Credit Facility Effective Date, (B) the U.K. Credit Facility to the extent that the U.K. Credit Facility prohibits the creation or assumption of any Lien which secures the Obligations on the property, revenues or assets of ADT Limited and its Subsidiaries (other than the Borrower and its Subsidiaries) or requires any obligor under the U.K. Credit Facility to maintain a certain level of net worth and
                  (C) any refinancings of any of the foregoing permitted by clause (o) of Section 4.2.2 or clause (r) of Section 8.2.2 of the Credit Agreement;

                        (ii) any agreement governing any Indebtedness permitted by clause (h) of Section 4.2.2 or clause (k) of
                  Section 8.2.2 of the Credit Agreement as to the assets financed with the proceeds of such Indebtedness and any refinancings thereof permitted by clause (o) of Section
                  4.2.2 or clause (r) of Section 8.2.2 of the Credit Agreement;

                        (iii) any customary encumbrance or restriction with respect to a Subsidiary of ADT Limited imposed pursuant to an agreement entered into for a sale or disposition permitted hereunder of all or substantially all of the Capital Stock or assets of such Subsidiary, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement;

                        (iv) customary restrictions on transfers of property subject to Liens permitted pursuant to Section 4.2.3;

                        (v) restrictions on transfers of property by reason of, or existing under, (A) applicable law or (B) customary non-assignment provisions of any agreement entered into by any Subsidiary in the ordinary course of business or any lease governing a leasehold interest of any Subsidiary entered into in the ordinary course of business;

                        (vi) usual and customary restrictions pursuant to any agreement relating to Indebtedness of any Foreign Subsidiary permitted pursuant to Section 4.2.2 and incurred for working capital purposes, which restrictions may include requirements for the maintenance of net worth or other balance sheet conditions, restrictions on mergers and transfers of assets, restrictions on investments, restrictions on transactions with affiliates and requirements to maintain specified levels of cash flow or cash flow coverage ratios; provided that such restrictions are agreed to in good faith and, where applicable, based upon reasonable assumptions; and

                        (vii) restrictions contained in Indebtedness (A) existing at the time a Person becomes a Subsidiary of ADT Limited in a transaction permitted hereunder or (B) assumed in connection with an acquisition of assets permitted hereunder; provided such Indebtedness was not incurred and such restrictions were not created in contemplation of any such transaction.

            SECTION 4.2.14. Accounting Changes. ADT Limited will not, and will not permit any of its Subsidiaries to, change its Fiscal Year from twelve consecutive calendar months ending on December 31.

            SECTION 4.2.15. Ability to Amend; Restrictive Agreements. ADT Limited will not, and will not permit any of its Subsidiaries to, enter into, or accept the obligations under, any agreement (i) prohibiting (including, except with respect to (x) any agreement governing Indebtedness permitted by clause (b) or (c) of Section 4.2.2 or clause (b), (c), (d), (e), (f) or (g) of
Section 8.2.2 of the Credit Agreement, as in effect on the Existing Credit Facility Effective Date, or (y) any agreement governing Indebtedness permitted under clause (o) of Section 4.2.2 or clause (r) of Section 8.2.2 of the Credit Agreement that refinances Indebtedness referred to in the preceding clause (x), subjecting to any condition) the ability of ADT Limited or any of its Subsidiaries to amend or otherwise modify this Guaranty or any other Loan Documents or (ii) containing any provision that would contravene any provision of any Loan Document.

            SECTION 4.2.16.  [Intentionally Omitted.]

            SECTION 4.2.17. Activities of Certain Subsidiaries. (a) ADT Limited will not permit any of the Intermediate Parent Companies to engage in any business activity or incur any obligation, except (i) the ownership of the Capital Stock of their respective Subsidiaries, (ii) the making of payments under intercompany Indebtedness permitted by Section 4.2.2, (iii) the making of capital contributions to their respective Subsidiaries to the extent permitted under Section 4.2.5 and (iv) the receipt of Distributions permitted under Section 4.2.6 and the receipt of proceeds from, or the receiving of payments under, intercompany Indebtedness permitted by Section 4.2.2 and
Section 8.2.2 of the Credit Agreement, in each case to the extent such proceeds or payments are concurrently used (A) to repay Indebtedness of such Intermediate Parent Company to the extent such Indebtedness is permitted under
Section 4.2.2 or (B) to make a loan, advance or Distribution to its parent or ADT Limited, to the extent such loan, advance or Distribution is permitted under Section 4.2.5 or 4.2.6, as applicable.

            (b) ADT Limited will not permit any Subsidiary of it that is (i) a Non-Obligor and (ii) an obligee in respect of Indebtedness set forth under the caption "Continuing Indebtedness - Intercompanies" in Item 4.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule to receive any payments under any such Indebtedness, except to the extent such payments are used within a reasonable period of time, directly or indirectly, (A) to repay Indebtedness owing to an Obligor or (B) to make a loan, advance or Distribution to an Obligor, to the extent such loan, advance or Distribution is permitted under Section 4.2.5 or 4.2.6, as applicable. ADT Limited will not permit any of its Subsidiaries that is subject to the subordination provisions of any Subordinated Intercompany Debt (including Indebtedness in respect of the Dividended Note) to take or omit to take any action the taking or the omission of which would result in the failure of such Subsidiary fully and properly to perform and observe all of its obligations in respect of such subordination provisions.

            SECTION 4.2.18. Ownership of Certain Subsidiaries. Except pursuant to a transaction permitted pursuant to Section 4.2.9 or 4.2.10, ADT Limited will not permit:

                  (a) any Subsidiary of Holdings N.V. now existing to not be at any time a Wholly Owned Subsidiary of ADT Limited except to the extent disclosed in Item 3.8 ("Existing Subsidiaries") of the Disclosure Schedule; and

                  (b) any Subsidiary of the Borrower now existing to not be at any time a Wholly Owned Subsidiary of the Borrower.

            SECTION 4.2.19. Certain Intercompany Indebtedness. Without limiting the effect of Section 4.2.11, ADT Limited will not, and will not permit any of its Subsidiaries, to amend or modify the terms of any Indebtedness referred to in clause (ii) of the proviso to Section 4.2.2, which terms provide for satisfaction of such Indebtedness in cash at par.

            SECTION 4.2.20. Any Action. ADT Limited will not, and will not permit any of its Subsidiaries to, take or omit to take any action the taking or the omission of which would result in the failure of the Borrower or any other Obligor fully and properly to perform and observe all of its obligations under the Credit Agreement or any other Loan Document to which it is a party.


                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

            SECTION 5.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including, without limitation, Article XI thereof.

            SECTION 5.2. Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2.6, this Guaranty shall be binding upon ADT Limited and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Lender Party and each holder of a Note and their respective successors, transferees and assigns (to the fullest extent provided pursuant to Section 2.6); provided, however, that ADT Limited may not assign any of its obligations hereunder without the prior written consent of all Lenders.

            SECTION 5.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by ADT Limited herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and consented to by the applicable Lenders under
Section 11.1 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 5.4. Addresses for Notices. All notices and other communications hereunder to ADT Limited shall be in writing or by facsimile and mailed, telegraphed, transmitted or delivered to it, addressed to it at the address set forth below its signature hereto or at such other address as shall be designated by ADT Limited in a written notice to the Agent at the address specified in the Credit Agreement complying as to delivery with the terms of this Section. Any notice, if mailed and properly addressed with postage prepaid, return receipt requested, or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice if transmitted by facsimile, shall be deemed given when transmitted upon receipt of electronic confirmation of transmission (it being understood and agreed that notice transmitted by facsimile to ADT Inc. shall constitute notice to ADT Limited hereunder).

            SECTION 5.5. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.2 and Section 2.4, no failure on the part of any Lender Party or any holder of a Note to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 5.6. Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

            SECTION 5.7. Setoff. In addition to, and not in limitation of, any rights of any Lender Party or any holder of a Note under applicable law, each Lender Party and each such holder shall, upon the occurrence of any Event of Default, to the fullest extent permitted under applicable law, have the right to appropriate and apply to the payment of the obligations of ADT Limited owing to it hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of ADT Limited then or thereafter maintained with such Lender Party or such holder; provided, however, that any such appropriation and application shall be subject to the provisions of
Section 5.8 of the Credit Agreement.

            SECTION 5.8. Independence of Covenants. All covenants contained in this Guaranty or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not, unless expressly so provided in such first covenant, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

            SECTION 5.9. Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

            SECTION 5.10. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT (OR ANY OTHER LENDER PARTY) SHALL BE BROUGHT AND MAINTAINED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. FOR PURPOSES OF ANY SUCH LITIGATION INVOLVING THIS GUARANTY, ADT LIMITED HEREBY EXPRESSLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EXPRESSLY CONSENTS AND ACKNOWLEDGES THE TERMS AND AGREEMENTS SET FORTH IN SECTION 2.9 HEREOF.

            SECTION 5.11. Waiver of Jury Trial. ADT LIMITED AND, BY ITS ACCEPTANCE HEREOF, THE AGENT (ON BEHALF OF THE LENDER PARTIES) HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY. ADT LIMITED ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE CREDIT AGREEMENT AND MAKING CREDIT EXTENSIONS (INCLUDING THE INITIAL CREDIT EXTENSION) TO THE BORROWER THEREUNDER.

            IN WITNESS WHEREOF, ADT Limited has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                          ADT LIMITED


                                          By:  /s/  Stephen J. Ruzika
                                              --------------------------------
                                              Title: Chief Financial Officer &
                                                    Executive Vice President

                                          Address: Cedar House
                                                    41 Cedar Avenue
                                                    Hamilton HM 12
                                                    Bermuda


                                          With a copy to:

                                                    ADT Inc.
                                                    2255 Glades Road
                                                    Boca Raton, Florida 33431

                                          Facsimile No.:  407-241-8257

                                          Attention:  President


Acknowledged and Accepted:

THE BANK OF NOVA SCOTIA,
  as Agent



By:  /s/  Frank F. Sandler
     ---------------------------
     Title: Relationship Manager